Exhibit 99.1

PRESIDENT’S COMMENTS AT GOLDFIELD’S ANNUAL MEETING
MELBOURNE, Florida, June 4, 2015 - The Goldfield Corporation (NYSE MKT: GV) released the comments to be made later today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation’s annual meeting of stockholders. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States and Texas.
THE GOLDFIELD CORPORATION
ANNUAL SHAREHOLDERS MEETING JUNE 4, 2015
COMMENTS BY JOHN H. SOTTILE, PRESIDENT
Welcome to the 108th Annual Shareholders Meeting of The Goldfield Corporation. Goldfield’s stock has been publicly traded since 1906, making it, we believe, the longest traded security on the NYSE MKT and its predecessor exchanges. I will be providing some financial specifics but would encourage you to review the more detailed information which can be found in our annual and quarterly reports and other SEC filings available on our website at www.goldfieldcorp.com. After the comments, I would be pleased to entertain questions you may have.
2014 was a year of both significant accomplishments-and disappointments. On the positive side:

•	Our acquisition of C and C Power Line, Inc. (C&C) in January 2014 made a positive contribution to the year’s results-representing approximately 24% of our electrical construction revenues.

•	Our revenue increased 10.3% to $98.4 million from $89.2 million in the prior year-attributable to both C&C and growth in construction under master service agreements (MSAs).

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Our estimated construction backlog at year end almost quadrupled to $275.0 million from $74.5 million in the prior year-largely through growth in our MSAs. About $85.3 million of our MSA and project-specific backlog at year end is expected to be recognized in 2015-compared to about $38.2 million at prior year end.

Challenges faced in 2014 included a decline in pretax income from continuing operations of 90.0% to $778,000 from $7.8 million in the prior year. This decline largely resulted from losses aggregating $5.0 million on projects for two Texas utilities recognized in the fourth quarter-attributable to a combination of factors, including start-up delays in material procurement and adverse weather conditions which negatively impacted allocation of labor and equipment resources. As a result, we incurred a net loss for the year of $(319,000), or $(0.01) loss per share, compared to net income of $3.8 million, or $0.15 per share, in the prior year.
The problems with our Texas projects have persisted since year-end and caused a first quarter loss before taxes of $1.6 million.
As you are probably aware, Texas has suffered from epoch rain and flooding since late last year. Our Texas projects are near ground zero. During the most recent sixty day period, rainfall in areas where our projects are located was over 400% of normal. The extraordinary amount of rain not only delays productive work, but also creates adverse ground conditions that slow ongoing work along the power line right of way. These delays have caused substantial cost overruns in labor, equipment rental and scheduling.
The $3.9 million loss booked in the first quarter on our Texas projects largely resulted from these unprecedented weather conditions, as well as a safety incident which caused a four week delay on one major project.
It is important to recognize that the problems encountered on our Texas projects are not systemic. For the first quarter our operating profit from construction projects outside Texas grew 43.4% to $1.3 million from the same period last year.
Fortunately, the Texas projects are expected to be substantially completed by June 30th. Although the precise amount of losses on these projects to be booked this quarter cannot be predicted with certainty at this point, we estimate that such losses will be substantially less than those recognized in the first quarter of 2015.
The platform for our construction operations remains stronger than ever. We appreciate your support-and patience.
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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States and Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company’s website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and

Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.
For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com